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                                                                    Exhibit 99.1


                              FOR IMMEDIATE RELEASE

                       SANDERS MORRIS HARRIS GROUP ELECTS
                     RYAN AND WILFORD TO BOARD OF DIRECTORS

HOUSTON - JUNE 5, 2002 - Sanders Morris Harris Group Inc. (NASDAQ: SMHG), today announced that baseball legend Nolan Ryan and Memorial Hermann Healthcare System president and chief executive officer Dan S. Wilford have been elected to the Board of Sanders Morris Harris Group, the largest independent investment bank in the Southwest. Ryan is the co-owner of the Round Rock Express AA baseball club and was formerly chairman of The Express Bank in Alvin. The Memorial Herman Healthcare System is the largest not-for-profit healthcare system in Texas, consisting of twelve hospitals.

      The company also announced it was combining the primary responsibilities of its holding company and broker-dealer boards into one to reflect its operating functionality and to reduce expenses.

      George L. Ball will be the chairman of Sanders Morris Harris Group,  Ben
T. Morris chief executive officer and Robert E. Garrison II president. Don A. Sanders, the founder and largest shareholder of the company, will continue as vice chairman and a director, and Titus H. Harris, Jr. as a director.

      Additionally, the company announced the formation of an asset management department to be headed by Mr. Garrison. Designed to be a focal point for Sanders Morris Harris's growing array of money management programs, it will initially contain Kissinger Financial Services, Pinnacle Management & Trust and SMH Capital Advisors.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas that provides investment banking services and manages over $3.6 billion in client assets. Its operating entities are Sanders Morris Harris, Pinnacle Management & Trust Co., SMH Capital Advisors, Inc. and Kissinger Financial Services. Additional information is available at WWW.SMHG.NET.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group's expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial


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institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company's trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the Company's service. The Company does not undertake any obligation to update or revise any forward-looking statement.